June 9, 2004

United States Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) of ASML Holding N.V., a Netherlands corporation (the “Company”), filed on or about June 9, 2004 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to up to (i) 2,172,000 ordinary shares, nominal value of €0.02 per share, of ASML Holding N.V. (the “Ordinary Shares”), issuable under the ASML Incentive and New Hire Option Plan for Board of Management, ASML Incentive and New Hire Option Plan for Senior and Executive Management, ASML Option Plan for Executive Management in the United States of America, ASML Option Plan for Senior Management in the United States of America, ASML Incentive and New Hire Option Plan for Employees, and ASML Option Plan for Employees in the United States of America (each, a “Plan”) and (ii) 1,060,000 options (the "Options") to purchase Ordinary Shares pursuant to the ASML Option Plan for Executive Management in the United States of America, the ASML Option Plan for Senior Management in the United States of America and the ASML Option Plan for Employees in the United States of America.

I have examined and am familiar with (i) the Company’s Articles of Association, as amended and (ii) the corporate proceedings relating to the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, upon issuance in accordance with the terms and conditions of the applicable Plan, the Ordinary Shares and Options will have been legally issued, fully paid and non-assessable.

I express no opinion herein, on or with respect to, any law other than the laws of The Netherlands and I express no opinion on, or with respect to, the laws of the United States, any state thereof or any other laws, statutes, regulations or ordinances.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to me therein. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Robert F. Roelofs Robert F. Roelofs General Counsel